Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO
June 18, 2025

GOLD RESOURCE CORPORATION ADDS TO BOARD OF DIRECTORS

Denver, Colorado - June 18, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce the appointment of Mr. Peter L. Gianulis to its Board of Directors. Mr. Gianulis has spent over 25 years as an advisor, investor, and/or insider in numerous natural resource companies, including successful exits in companies such as Hathor Exploration Limited, CGA Mining Limited, and Northern Orion Resources Inc., among others. He has served as CEO of Allegiant Gold Ltd. since 2019 and as the President of Carrelton Asset Management, Inc., a natural resource-focused private equity and hedge fund, from 2005 through the present. Since December 2018, he has served as a director and a member of the Audit Committee and the Compensation Committee of Organto Foods Inc. Mr. Gianulis was a director of Orea Mining Corp. from March 2009 to December 2023 and was a Partner of the Salomon Brothers Hedge Fund Group. Mr. Gianulis holds a bachelor’s degree from the University of California, San Diego in Quantitative Economics (Math) and Biology. He also holds an MBA in International Finance from Cornell University and a joint master’s degree from ESADE in Barcelona, Spain.

"We welcome the addition of Mr. Gianulis to our Board and look forward to his valued input as we focus on optimizing our operations in Mexico” stated Ron Little, interim Chair for Gold Resource Corp.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Base metals, critical to the United States, are also produced as a by-product. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA.

Contacts:

Allen Palmiere

Chief Executive Officer

www.GoldResourceCorp.com